EXHIBIT 99.1         PRESS RELEASE

WESTBOROUGH, MA–(Dec 23, 2013) – PAID, Inc. (OTCBB: PAYD) filed a patent infringement lawsuit against eBay Inc. in the United States District Court for the District of Massachusetts on December 20, 2013. PAID is represented in its lawsuit by Hunton & Williams LLP, an international law firm with intellectual property attorneys in multiple offices around the world.

PAID, Inc. owns patent numbers 8,521,642, 8,352,357, 7,930,237, 7,324,968 titled “Method and System for Improved Online Auction” and has additional continuation claims in process before the U.S Patent & Trademark Office (USPTO). These patents relate to the real-time calculation of shipping, insurance, and taxes online.

“PAID has been a key player in developing technologies and methods relating to tools used to facilitate commerce online,” stated Austin Lewis, PAID’s CEO. “We will continue to grow our customer base and add functionality to expand on our portfolio and solidify our position as an innovator in this space.”

PAID originally filed its patent application in March, 2002, to solve a pervasive problem in the online marketplace. PAID was awarded its first patent, No. 7,324,968, on January 29, 2008. This patent relates to the real-time calculation of shipping costs for items purchased online, including using a zip code as a destination location indicator. Our second patent, No. 7,930,237, was issued on April 19, 2011 and, among other things, facilitates advanced, rapid, accurate estimation of shipping costs across multiple shipping carriers. Our third patent, No. 8,352,357 issued on January 8, 2013, covers systems and methods for calculating shipping and taxes associated with items offered for sale on online. The fourth patent, No. 8,521,642 issued on August 27, 2013 focuses on systems and methods for calculating shipping and taxes associated with items offered for sale on websites with multiple sellers. For full patent details, visitwww.USPTO.gov.

“We intend to protect PAID’s intellectual property and enforce its property rights amongst all infringers,” added Lewis.

About PAID, Inc.:
PAID, Inc. is a one-stop brand management and marketing resource to music, entertainment and sports personalities and organizations, and offers AuctionInc™ online shipping calculation and shopping cart software employing its patented technology to streamline ecommerce. Known for quality and customer service, PAID offers turnkey online, mobile, social media and traditional marketing campaigns, as VIP ticketing, web site design, merchandising, ecommerce and fan community management programs. More details are available at www.paid.com.

About Hunton & Williams L.L.P.
Founded in 1901, Hunton & Williams is committed to providing quality legal service to its clients, whether an individual, global corporation, government or other entity. The firm has more than 800 lawyers practicing from 19 offices across the United States, Europe and Asia, helping clients realize new opportunities and solve complex problems with confidence. The firm’s practice groups provide full services to clients across a wide variety of practice areas, including intellectual property and commercial litigation.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:
Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the markets, the success of any litigation, the successful monetization of the patent, variations in the company’s cash flow, competition, celebrity programs, business development efforts, technology availability and cost of materials and other risk factors. Factors that could cause actual results to differ materially are discussed in the Company’s most recent filings with the Securities and Exchange Commission.